Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2013 RESULTS

CHATTANOOGA, Tenn. (October 30, 2013) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the third quarter ended September 28, 2013. In the third quarter of 2013, the Company had sales of $90,210,000 and income from continuing operations of $1,432,000, or $0.11 per diluted share, compared with sales of $65,822,000 and income from continuing operations of $269,000, or $0.02 per diluted share for the third quarter of 2012. On a non-GAAP basis, adjusted income from continuing operations was $2,165,000 or $0.15 per diluted share during the third quarter, compared to an adjusted income from continuing operations of $468,000, or $0.04 per diluted share in the third quarter of 2012.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The third quarter sales improvement was a robust 37% over the prior year’s quarter. Our residential products grew 35%, compared to the same period a year ago, and we believe that the residential market grew in the high single digits during the quarter and should continue to improve over the next year. Sales for our commercial products increased nearly 40% versus the third quarter of 2012. In contrast, we estimate that the commercial market was up in the low single digits. All of our product categories were up, showing the broad nature of our market momentum.

“Our growth, year-to-date, in excess of 27%, compared to the same period in 2012, is a result of the investments we have made in new products, processes, businesses and sales coverage. The residential growth was driven by strong results in our mass merchant area, continued growth of our Stainmaster® TruSoft® and SolarMax® products, and momentum gained in our wool business from the integration of the Robertex business purchased early in the third quarter. The marketplace continues to shift to softer products, as demonstrated by the growth of our Stainmaster® TruSoft® products. Sales for all of our residential brands were up for the quarter, and all retail channels continue to show momentum as we enter the fourth quarter. In the commercial market, we had excellent growth during the period with exceptional strength in our modular carpet tile products. Our strength in the store planning sector was of particular note during the period. Our continued successful launch of the SPEAK modular carpet tile and FIT office remodel collections positively impacted the quarter. These high performance products fulfill the need for high-styled modular and broadloom carpet products in today's market. Avant Contract, our newest commercial brand focused on the specified commercial office market, was launched during the quarter. Avant's edgier use of patterns, textures, and colors combined with the marketing campaign promoting local and regional artisans has been well received by the architectural and design community.

“Our investment in growth initiatives has positioned us to continue outperforming the industry at the high end of the marketplace. The expense impact to operating income of these growth initiatives was over $2.3 million for the quarter and approximately $5.3 million year-to-date. The specific operational initiatives to support our growth include the expansion of our yarn capacity in our Roanoke facility, the continued movement of goods to our Colormaster continuous dye facility in Calhoun and the installation of a yarn space dye line in our Colormaster facility. In addition, we are continuing to expand our wool machine tufted rug operation, acquired late last year, as well as beginning the integration of our Robertex and Carousel wool product lines, acquired during the third quarter. All of these initiatives increased our cost of sales by $1.6 million during the third quarter. We anticipate that these initiatives to support our growth will increase our cost of sales by approximately $1.0 million in the fourth quarter and $1.5 million in 2014. Sales expenses associated with the growth initiatives were higher during the quarter by $770 thousand due to added marketing and sample costs to launch our newly acquired Carousel line within the Fabrica brand, incorporate Robertex products into the Masland Residential brand and launch the Avant commercial brand. We estimate these ongoing sales and marketing efforts will increase our selling and administrative expense by approximately $400 thousand in the fourth quarter and $900 thousand in 2014.

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The Dixie Group Reports Third Quarter 2013 Results

October 30, 2013

“The quarter had a gross profit margin of 24.5% and an operating income of 2.0% of net sales. On a non-GAAP adjusted basis, our gross profit margin was 26.2%, and our operating income was 4.6% for the third quarter. Our tax rate was positively affected by $795 thousand in prior years’ tax credits. The majority of these tax credits were for qualified research and development expenses. Our tax rate without these credits was 31.6% for the period.

“Working capital increased by $7,804,000 during the quarter due to higher receivables and inventory to support the higher level of sales. Inventory turns improved 13% versus the same quarter last year. Capital leases and expenditures were $4,450,000, while depreciation and amortization was $2,748,000 for the quarter. The fair value of capital assets acquired from the Robertex acquisition was $1,863,000. We anticipate capital leases and expenditures to be $13,500,000 and depreciation and amortization to be $10,500,000 for the entire year of 2013. Total debt increased $12,383,000 during the quarter, $3,769,000 of which was related to the Robertex acquisition. Availability under our credit lines was $26.4 million at quarter end.

“We are pleased to see continued industry growth in both the residential and commercial sectors in the third quarter as signs that the economy is on the mend. Despite potential macro-economic issues, we believe that conditions in the upper-end residential portion of our industry will continue to improve through 2014. The commercial market appears to be on an upward cycle with the highest growth in the modular carpet tile segment. We continue our commitment to growing our market share through innovative products, improvements in our processes and investment in our people,” Frierson concluded.

The Company's loss from discontinued operations was $20,000, or $0.00 per diluted share, for the third quarter of 2013, compared with a loss from discontinued operations of $167,000, or $0.01 per diluted share, for the prior year. Including discontinued operations, the Company reported a net income of $1,412,000, or $0.11 per diluted share, for the third quarter of 2013, compared with a net income of $102,000, or $0.01 per diluted share, for the year-earlier period.

A listen-only internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on October 30, 2013. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0971 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 8626181 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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The Dixie Group Reports Third Quarter 2013 Results

October 30, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
NET SALES	$90,210	$65,822	$249,267	$195,238
Cost of sales	68,110	49,265	186,453	147,260
GROSS PROFIT	22,100	16,557	62,814	47,978
Selling and administrative expenses	20,228	15,785	55,964	46,530
Other operating expense, net	42	(48)	72	48
OPERATING INCOME	1,830	820	6,778	1,400
Interest expense	896	781	2,760	2,270
Other (income) expense, net	3	(189)	21	(281)
Refinancing expenses	—	—	94	—
Income (loss) from continuing operations before taxes	931	228	3,903	(589)
Income tax provision (benefit)	(501)	(41)	142	(349)
Income (loss) from continuing operations	1,432	269	3,761	(240)
Loss from discontinued operations, net of tax	(20)	(167)	(67)	(272)
NET INCOME (LOSS)	$1,412	$102	$3,694	$(512)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.11	$0.02	$0.28	$(0.02)
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.02)
Net income (loss)	$0.11	$0.01	$0.27	$(0.04)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.11	$0.02	$0.28	$(0.02)
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.02)
Net income (loss)	$0.11	$0.01	$0.27	$(0.04)

Weighted-average shares outstanding:
Basic	12,760	12,650	12,722	12,630
Diluted	12,899	12,713	12,828	12,630

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The Dixie Group Reports Third Quarter 2013 Results

October 30, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 28, 2013	December 29, 2012
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$590	$491
Receivables, net	48,157	32,469
Inventories	90,470	72,245
Other	11,947	9,850
Total Current Assets	151,164	115,055

Property, Plant and Equipment, Net	74,269	69,483
Other Assets	23,836	17,232
TOTAL ASSETS	$249,269	$201,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$50,369	$34,038
Current portion of long-term debt	4,259	4,059
Total Current Liabilities	54,628	38,097

Long-Term Debt	102,751	80,166
Deferred Income Taxes	4,591	3,824
Other Liabilities	18,840	15,637
Stockholders' Equity	68,459	64,046
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$249,269	$201,770

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The Dixie Group Reports Third Quarter 2013 Results

October 30, 2013

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Adjusted Net Income:

Net Income (Loss)	$1,412	$102	$3,694	$(512)
Loss from Discontinued Operations	(20)	(167)	(67)	(272)
Income (Loss) from Continuing Operations	1,432	269	3,761	(240)
Plus: Mfg Expansion & Business Integration in COGS	1,580	307	4,026	854
Plus: Mfg Expansion & Business Integration in Selling	770	—	1,234	—
Plus: Tax Effect of Mfg & Business Integration	(822)	(108)	(1,840)	(299)
Plus: Prior Years Tax Credits	(795)	—	(952)	—
Adjusted Income from Continuing Operations	2,165	468	6,229	315
Loss from Discontinued Operations	(20)	(167)	(67)	(272)
Adjusted Net Income	$2,145	$301	$6,162	$43

Weighted-average shares outstanding:	12,899	12,713	12,828	12,630
Diluted EPS from Continuing Operations	$0.11	$0.02	$0.28	$(0.02)
Diluted EPS from Net Income	$0.11	$0.01	$0.27	$(0.04)

Adjusted Diluted EPS from Continuing Operations	$0.15	$0.04	$0.45	$0.02
Adjusted Diluted EPS from Net Income	$0.15	$0.02	$0.44	$0.00

Adjusted Gross Profit:

Net Sales	$90,210	$65,822	$249,267	$195,238
Gross Profit	22,100	16,557	62,814	47,978
Plus: Mfg Expansion & Business Integration in COGS	1,580	307	4,025	854
Adjusted Gross Profit	$23,680	$16,864	$66,839	$48,832

Gross profit margin as % of net sales	24.5%	25.2%	25.2%	24.6%
Adjusted gross profit margin as a % of net sales	26.2%	25.6%	26.8%	25.0%

Adjusted Operating Income:

Net Sales	$90,210	$65,822	$249,267	$195,238
Operating Income	1,830	820	6,778	1,400
Plus: Mfg Expansion & Business Integration in COGS	1,580	307	4,026	854
Plus: Mfg Expansion & Business Integration in Selling	770	—	1,234	—
Adjusted Operating Income	$4,180	$1,127	$12,038	$2,254

Operating income as % of net sales	2.0%	1.2%	2.7%	0.7%
Adjusted operating income as a % of net sales	4.6%	1.7%	4.8%	1.2%

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The Dixie Group Reports Third Quarter 2013 Results

October 30, 2013

Three Months Ended
September 28, 2013
Adjusted Income Tax Provision:

Income Before Taxes	931
Income Tax Provision (Benefit)	(501)
Plus: Prior Years Tax Credits	(795)
Adjusted Income Tax Provision	294

Income tax as % of income before taxes	(53.8)%
Adjusted income tax as % of income before taxes	31.6%

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA, are available at www.thedixiegroup.com under the Investor Relations section.

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